Exhibit 99.1

Point Therapeutics Announces Positive Results at AACR-EORTC-NCI Conference from Phase 2 Talabostat Non-Small Cell Lung Cancer Study

     BOSTON--(BUSINESS WIRE)--Nov. 16, 2005--Point Therapeutics, Inc. (NASDAQ:POTP) presented positive results from the company's Phase 2 study of talabostat in combination with docetaxel in patients with advanced non-small cell lung cancer (NSCLC) in a poster session at the AACR-EORTC-NCI International Conference on Molecular Targets and Cancer Therapeutics in Philadelphia, PA.
     The trial enrolled 55 patients--42 of whom met evaluability criteria for response. Five patients demonstrated a clinical response to treatment as defined by World Health Organization criteria (a 50% or greater reduction in tumor size) for a response rate of 11.9%. Two of these patients had a complete response, defined as a complete disappearance of their tumor. The first complete responder was observed in March 2005 and the second in April 2005; both patients continue to be in complete response. The current Kaplan-Meier estimate of median progression-free survival is 4.2 months and median survival is estimated at 8.4 months. To date, the one-year survival rate is 48% for the 31 patients who have been in the study for at least one year.
     The objective response rate, progression-free survival, median survival and one-year survival rates compare favorably to the historical docetaxel data from three randomized, independent Phase 3 clinical trials. In these historical trials, approximately 96% of all patients had failed only a first-line treatment while 4% had failed both first- and second-line treatment. By contrast, in the talabostat/docetaxel combination trial, 64% of patients had failed first-line treatment while 36% had failed both first- and second-line treatment. Additionally, approximately 75% of the patients in the talabostat study had received a prior platinum-based combination treatment with either docetaxel or another taxane.
     "It is important to note that of the five responders, two had a complete response, which is very unusual and quite significant in a second- or third-line setting in advanced non-small cell lung cancer. We also saw a clinically meaningful increase in progression-free survival--which is the primary clinical endpoint for regulatory approval in talabostat's Phase 3 non-small cell lung cancer trials," said Dr. Casey Cunningham, an oncologist at Mary Crowley Medical Research Center in Dallas, TX and a member of Point's Clinical Advisory Board. "Also, the median and one-year survival results compare favorably to historically reported results, and talabostat did not substantially alter the safety profile of docetaxel. In addition, the oral availability of talabostat is convenient for patients and offers physicians dosing flexibility. I believe that talabostat has the potential to become an important treatment for non-small cell lung cancer and that the initiation of Point's Phase 3 clinical program in October was a significant step towards achieving this goal."
     "Point reached a major milestone in the company's history when we initiated our Phase 3 program in non-small cell lung cancer. We are actively enrolling patients into the study and our first patient has received study medication," said Don Kiepert, President and CEO of Point Therapeutics, Inc. "We are excited about the potential for talabostat to become an important addition to the therapies available to the non-small cell lung cancer patient population."

     About Point Therapeutics, Inc.:

     Point is a Boston-based biopharmaceutical company developing a family of dipeptidyl peptidase (DPP) inhibitors for use in cancer, type 2 diabetes and as vaccine adjuvants. Point is currently studying its lead product candidate, talabostat, in a Phase 3 trial in NSCLC. Point is also studying talabostat in several Phase 2 trials, including as a single agent in metastatic melanoma, in combination with cisplatin in metastatic melanoma, in combination with rituximab in advanced chronic lymphocytic leukemia, and in combination with gemcitabine in metastatic pancreatic cancer. In addition, Point's portfolio includes two other DPP inhibitors in preclinical development--PT-630 for type 2 diabetes, and PT-510 as a vaccine adjuvant.

     Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements with respect to the company's clinical development programs, the timing of initiation and completion of its clinical trials, and the potential of talabostat to become an important treatment for non-small cell lung cancer. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "feels," "expects," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including the risk factors described in Point's quarterly report on Form 10-Q for the quarter ended September 30, 2005 and from time to time in Point's periodic and other reports filed with the Securities and Exchange Commission.


     CONTACT: Point Therapeutics, Inc.
              Sarah Cavanaugh, 617-933-7508